Exhibit 99.1

Jackson Financial Announces Second Quarter 2021 Results

LANSING, Mich., September 17, 2021 — Jackson Financial Inc. (NYSE: JXN) today announced financial results for the three months ended June 30, 2021. Jackson separated from Prudential plc on September 13, 2021, and the second quarter results mark the company’s first quarterly earnings report as an independent public company.

Key Highlights

➢	Net loss of $540 million, or ($5.72) per diluted share, reflecting primarily non-economic fair value changes under GAAP accounting

➢	Adjusted operating earnings (non-GAAP)[1] of $636 million or $6.74 per diluted share, up from the second quarter of 2020 due largely to strong private equity investment returns and separate account growth

➢	Total annuity account value of $250 billion increased 29% from the second quarter of 2020, primarily as a result of positive separate account performance

➢	Pro forma[2] estimated Risk Based Capital (RBC) ratio at Jackson National Life Insurance Company within our target range of 500%-525% as of the second quarter of 2021

Laura Prieskorn, CEO of Jackson, stated, “With a healthy balance sheet, continued robust annuity sales, and favorable investment returns, our second quarter results position Jackson well for success as an independent, public company. We intend to build on this momentum, pursue profitable growth and deliver on our financial target of $325 -$425 million in capital return to shareholders in our first year as a public company.”

Consolidated Second Quarter Results

The Company reported a net loss of $540 million, or ($5.72) per diluted share for the three months ended June 30, 2021, compared to a net loss of $3,109 million, or ($69.98) per diluted share for the three months ended June 30, 2020. The current quarter net loss was most impacted by non-economic fair value changes related to our variable annuity product guarantees as our hedging program is not primarily focused on changes in GAAP liabilities. Additionally, the current quarter net loss included the change in fair value of assets supporting the Athene reinsurance transaction. This change in fair value is equally offset by gains on these assets included in accumulated other comprehensive income.

Adjusted operating earnings for the three months ended June 30, 2021 were $636 million, or $6.74 per diluted share, compared to $375 million or $8.44 per diluted share for the three months ended June 30, 2020. The increase in adjusted operating earnings was primarily the result of increased fee income as a result of higher average separate account balances, improved spread income from stronger private equity investment returns, partially offset by higher operating deferred acquisition costs (“DAC”) amortization in the current quarter due to comparatively stronger separate account returns in the second quarter of 2020.

Adjusted book value (non-GAAP)1 was $8.6 billion or $91.38 per common share as of June 30, 2021, up from $6.8 billion or $72.21 per common share as of year-end 2020. The increase was the result of adjusted operating earnings during the first six months of 2021 as well as the positive impact of higher interest rates on

1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

2 The Pro Forma RBC ratio reflects expected RBC ratio giving pro forma effect to the “Recapitalization” as described in the Company’s Registration Statement on Form 10 (“Form 10”) on page 98.

variable annuity net hedging results. Pro forma financial leverage ratio3 of 23.7% was down from 28.2% as of year-end 2020 and within our 20-25% target range.

Segment Results – Pretax Adjusted Operating Earnings

	Three months Ended
(in millions)	June 30, 2021	June 30, 2020
Retail Annuities	$683	$686
Institutional Products	$6	$16
Closed Life and Annuity Blocks	$56	($123)
Corporate and Other	$15	($70)
Total[4]	$761	$509

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $683 million in the second quarter of 2021 compared to $686 million in the second quarter of 2020. The current quarter benefited from improved fee income resulting from higher average variable annuity account values. This was offset by a lower deceleration benefit for DAC amortization compared to the prior year, as equity market returns were stronger in the second quarter of 2020 compared to the second quarter of 2021. DAC deceleration occurs when separate account returns are higher than our long-term assumption which shifts amortization into future years and results in less amortization in the current period. The current quarter also reflected reduced net investment income compared to the second quarter of 2020. This was primarily due to the decrease in invested assets as a result of the Athene Reinsurance Transaction partially offset by higher income on private equity and other limited partnership investments.

Total annuity sales of $4.9 billion were up 40% from the second quarter of 2020, reflecting higher sales of variable annuities. Variable annuity sales were up 46% from the second quarter of 2020, as the year ago quarter was negatively impacted by market volatility. Advisory annuity sales of $307 million were up 58% from the second quarter of 2020. Net flows were negative as strong variable annuity sales were exceeded by surrender and death benefit outflows consistent with the age and size of our block and in line with our expectations.

We continue to diversify our distribution channels through our IPA channel which we define as independent registered investment advisors (RIAs), third party platforms, and insurance agents. We believe that there is a significant long-term opportunity to incrementally increase sales through registered investment advisors, who managed approximately $5.7 trillion in investor assets at the end of 2019, of which 4.0% were individual annuities5. Annuity sales through the IPA channel increased to 3% of total annuity sales in the current quarter from 1% in the second quarter of 2020.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $6 million compared to $16 million in the second quarter of 2020. The change was primarily due to lower net investment income in the current quarter due to reduced assets under management and lower yields, partially offset by lower interest credited. There were no sales during the quarter. Surrenders, withdrawals and benefits totaled $1,735 million during the quarter, up from $743 million in the second quarter of 2020. Total account value of $8.9 billion was down from $12.3 billion at the end of the second quarter of 2020.

3 For the discussion and reconciliation of the Pro Forma Leverage financial ratio, please see the reconciliation in the Appendix to this release on page A-3.

4 See reconciliation of Net income to Total pretax adjusted operating earnings in the Appendix to this release on page A-3.

5 According to a report by Cerulli Associates as of December 31, 2019.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported pretax adjusted operating earnings of $56 million compared to a loss of $123 million in the second quarter of 2020. The current quarter benefited from higher levels of private equity and other limited partnership investment returns as well as lower policy benefits and change in policy reserves as the closed block runs off.

Corporate and Other

Corporate and Other reported pretax adjusted operating earnings of $15 million compared to a loss of $70 million in the second quarter of 2020. The change was primarily due to higher investment income consistent with the strong private equity returns as well as reduced interest expense. The prior year quarter’s interest expense was the result of a surplus note that has since been restructured to an intercompany loan eliminated in consolidation, so interest expense after eliminations was nil in the current quarter.

Capitalization and Liquidity

(Unaudited, in billions)	June 30, 2021	March 31, 2021	December 31, 2020
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$4.4	$3.4	$5.3

Statutory total adjusted capital at Jackson National Life Insurance Company (JNL) was $4.4 billion as of the current quarter, up from $3.4 billion as of the first quarter of 2021, due primarily to operating capital generation and improved hedging costs.

JNL’s pro forma estimated RBC ratio as of the second quarter of 2021 would have been within our target range of 500-525%. In addition to the TAC benefits noted above, required capital benefited from the sale of certain limited partnership investments which reduced required capital with no effect on TAC.

Subsequent Events

Jackson continued to execute its planned capital structure with the draw on the term loans and down streaming of capital to the operating companies. Following this draw, Jackson will establish its minimum liquidity buffer of $250 million, as disclosed in the Form 10, and retain excess liquidity of $575 million.

FORWARD-LOOKING STATEMENTS

This press release may contain certain statements, other than those relating to historical facts, that constitute “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance, are subject to a number of assumptions, and are inherently susceptible to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include statements regarding our intentions, beliefs, assumptions, plans, objectives, goals, strategies, future events or performance, and underlying assumptions concerning, among other things, our expectations with respect to distributing capital to our stockholders; financial position; results of operations; cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; and the impact of prevailing capital markets and economic conditions. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes of our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this release. A number of important factors, including the risks, uncertainties and assumptions discussed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business–Financial Goals” in the Company’s Registration Statement on Form 10 filed with the

U.S. Securities and Exchange Commission (the SEC), could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements.

Certain financial data included in this release consists of non-U.S. GAAP (Generally Accepted Accounting Principles) financial measures. These non-U.S. GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-U.S. GAAP financial measures provide useful information to users in measuring the financial performance and condition of its business, users are cautioned not to place undue reliance on any non-U.S. GAAP financial measures and ratios included in this release. A reconciliation of the non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Financial Measures” section in the Appendix to this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, such as “total adjusted capital.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual statement filed with the Insurance Department of the State of Michigan and available on the Company’s website at https://investors.jackson.com/financials/statutory-filings.

There can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Any forward-looking statements reflect Jackson’s views and assumptions as of the date of this release and Jackson disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT JACKSON

Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences strive to reduce the confusion that complicates retirement plans. Jackson takes a balanced, long-term approach to responsibly serving all of its stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2020. (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible.)

Visit https://investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the second quarter 2021 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

INVESTOR RELATIONS CONTACT: Liz Werner, elizabeth.werner@jackson.com, Andrew Campbell, andrew.campbell@jackson.com

MEDIA CONTACT: Patrick Rich, patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with U.S. GAAP, we use and report selected non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying profitability drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies. These non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with U.S. GAAP.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses which we do not view as driving our underlying profitability. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the second quarter 2021 results. posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc., the most comparable U.S. GAAP measure.

Three Months Ended – Net Income (Loss) to Adjusted Operating Earnings

(in millions)	June 30, 2021	June 30, 2020
Net income (loss)	$(540)	$(3,109)
Income tax (benefit) expense	(55)	(457)
Pretax income (loss)	(595)	(3,566)
Non-operating adjustments – (income) expense:
Fees attributed to guaranteed benefit reserves	(701)	(618)
Net movement in freestanding derivatives	442	9,340
Net reserve and embedded derivative movements	1,374	(3,716)
DAC and DSI changes	(243)	(1,265)
Net realized investments (gains) losses, including change in fair value of funds withheld assets	752	(1,630)
Loss on funds withheld reinsurance transaction	-	2,047
Net investment income on funds withheld assets	(294)	(144)
Other items	24	61
Total non-operating adjustments	1,355	4,076
Pretax Adjusted Operating Earnings	761	509
Operating income taxes	125	135
Adjusted Operating Earnings	$636	$375

Net Income (Loss) and Adjusted Operating Earnings Per Diluted Share

(in millions)	June 30, 2021	June 30, 2020
Weighted Average diluted shares outstanding[6]	94,464,343	44,433,998
Net income (loss) per diluted share	$(5.72)	$(69.98)
Adjusted Operating Earnings per diluted share	$6.74	$ 8.44

6 The calculation of basic and diluted earnings per share and weighted average shares of common stock outstanding are based on a 104,960.3836276-for-1 stock split effected on September 9, 2021. All share and earnings per share information presented herein have been retroactively adjusted to reflect the stock split.

Adjusted Book Value

Adjusted Book Value excludes Accumulated other comprehensive income (AOCI) attributable to Jackson Financial Inc. AOCI attributable to Jackson Financial Inc. does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to Jackson Financial Inc. from Adjusted Book Value because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to Jackson Financial Inc. is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of Jackson Financial Inc.

Financial Leverage Ratio

We use Financial Leverage Ratio to manage our financial flexibility and ensure that we maintain our financial strength ratings. Total financial leverage is the ratio of total debt to Total Adjusted Capitalization (combined total debt and Adjusted Book Value).

Adjusted Book Value & Debt to Proforma Financial Leverage Ratio

(in millions)	June 30, 2021	December 31, 2020
Total stockholders’ equity	$10,391	$9,429
Adjustments to total stockholders’ equity:
Exclude Accumulated Other Comprehensive Income attributable to Jackson Financial Inc.	1,759	2,608
Adjusted Book Value (a)	8,632	6,821
Pro Forma debt adjustments[7]	(21)	(6)
Pro Forma Adjusted Book Value (c)	$8,611	$6,815

Debt (b)	$318	$322
Pro Forma debt adjustment[7]	2,350	2,350
Pro Forma Debt (d)	$2,668	$2,672

Financial Leverage Ratio (b/[a+b])	3.6%	4.5%
Proforma Financial Leverage Ratio (d/[c+d])	23.7%	28.2%

7 Reflects pro forma adjustments that include debt arising from anticipated borrowings of $1,600 million on the 2022 delayed draw term loan facility and $750 million on the 2023 delayed draw term loan facility and reflects the related interest expense and facility maintenance fees. The borrowings were made on September 10, 2021.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
(in millions, except share data)	(Unaudited)
Assets
Investments:
Debt Securities, available for sale, net of allowance for credit losses of $6.8 and $13.6 at June 30, 2021 and December 31, 2020, respectively (amortized cost: 2021 $49,453.2; 2020 $54,141.0)	$52,472.6	$59,075.0
Debt Securities, at fair value under fair value option	1,433.5	1,276.7
Debt Securities, trading, at fair value	114.7	105.7
Equity securities, at fair value	239.3	193.1
Mortgage loans, net of allowance for credit losses of $135.3 and $179.2 at June 30, 2021 and December 31, 2020, respectively	11,649.1	10,727.5
Policy loans (including $3,537.8 and $3,454.2 at fair value under the fair value option at June 30, 2021 and December 31, 2020, respectively)	4,581.1	4,523.5
Freestanding derivative instruments	1,482.9	2,219.8
Other invested assets	2,763.1	2,366.7
Total investments	74,736.3	80,488.0
Cash and cash equivalents	1,534.6	2,018.7
Accrued investment income	519.2	557.9
Deferred acquisition costs	13,813.3	13,897.0
Reinsurance recoverable, net of allowance for credit losses of $12.5 and $12.6 at June 30, 2021 and December 31, 2020, respectively	34,246.7	35,269.5
Deferred income taxes, net	892.5	1,057.8
Other assets	1,108.7	1,103.7
Separate account assets	239,806.1	219,062.9
Total assets	$366,657.4	$353,455.5

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
(in millions, except share data)	(Unaudited)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$17,561.1	$21,490.1
Other contract holder funds	60,897.8	64,538.4
Funds withheld payable under reinsurance treaties (including $3,708.6 and $3,626.5 at fair value under the fair value option at June 30, 2021 and December 31, 2020, respectively)	30,321.8	31,971.5
Debt	317.7	322.0
Securities lending payable	23.5	13.3
Freestanding derivative instruments	55.2	56.4
Other liabilities	6,684.6	6,078.7
Separate account liabilities	239,806.1	219,062.9
Total liabilities	355,667.8	343,533.3
Commitments, Contingencies, and Guarantees
Equity
Common stock, (i) Class A common stock 900,000,000 shares authorized, $0.01 par value per share and 93,099,859 shares issued and outstanding at both June 30, 2021 and December 31, 2020, respectively and (ii) Class B common stock 100,000,000 shares authorized, $0.01 par value per share and 1,364,484 shares issued and outstanding at both June 30, 2021 and December 31, 2020, respectively	0.9	0.9
Additional paid-in capital	5,926.9	5,926.9
Shares held in trust	(4.3)	(4.3)
Equity compensation reserve	8.5	7.7
Accumulated other comprehensive income, net of tax expense of $370.0 in 2021 and $765.9 in 2020	2,390.2	3,820.6
Retained earnings	2,068.3	(323.2)
Total stockholders' equity	10,390.5	9,428.6
Noncontrolling interests	599.1	493.6
Total equity	10,989.6	9,922.2
Total liabilities and equity	$366,657.4	$353,455.5

Condensed Consolidated Income Statements

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2021	2020	2021	2020
Revenues
Fee income	$1,895.6	$1,563.2	$3,711.6	$3,181.4
Premium	30.7	20.9	65.2	87.5
Net investment income	795.9	436.4	1,723.6	1,224.2
Net gains (losses) on derivatives and investments	(2,520.7)	(4,371.3)	184.9	(2,012.9)
Other income	30.4	17.9	53.6	14.1
Total revenues	231.9	(2,332.9)	5,738.9	2,494.3
Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	210.3	(140.9)	493.0	847.2
Interest credited on other contract holder funds, net of deferrals	217.5	342.9	440.0	749.0
Interest expense	6.6	31.4	12.7	73.2
Operating costs and other expenses, net of deferrals	599.6	(729.2)	1,197.9	(206.1)
Cost of reinsurance	—	2,513.9	—	2,513.9
Amortization of deferred acquisition and sales inducement costs	(263.7)	(731.0)	548.3	313.0
Total benefits and expenses	770.3	1,287.1	2,691.9	4,290.2
Pretax income (loss) before noncontrolling interests	(538.4)	(3,620.0)	3,047.0	(1,795.9)
Income tax expense (benefit)	(54.5)	(457.0)	531.1	(423.8)
Net income (loss)	(483.9)	(3,163.0)	2,515.9	(1,372.1)
Less: Net income (loss) attributable to noncontrolling interests	56.1	(53.7)	124.4	(59.5)
Net income (loss) attributable to Jackson Financial Inc.	$(540.0)	$ (3,109.3)	$ 2,391.5	$ (1,312.6)

Earnings per share
Basic	$(5.72)	$(69.98)	$25.32	$(31.75)
Diluted	$(5.72)	$(69.98)	$25.32	$(31.75)